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                                                                    EXHIBIT 12.1

                       PPL MONTANA, LLC AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)
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                                                               12/31/99           9/30/00
                                                            --------------     --------------
FIXED CHARGES

Interest expense on Credit Facility                                  1,437             13,935
Amortization of Financing Costs                                        588              3,611
Interest accrued on Wholesale Energy Comm.                              -               5,382
Estimated Interest within rental expense                                -               2,855
Preference security Dividend                                            -                  -


                                                            --------------     --------------
                                                                     2,005             25,783
                                                            ==============     ==============
EARNINGS


Pretax Net Income/Loss                                              (1,239)            31,303
Fixed Charges                                                        2,005             25,783
                                                            --------------     --------------
                                                                       766             57,086

LESS:
Interest Capitalized                                                    -                  -
Preference Security Dividend                                            -                  -
                                                            --------------     --------------
Earnings                                                               766             57,086
                                                            --------------     --------------

Ratio of Earnings to Fixed Charges                                    0.38               2.21
                                                            ==============     ==============


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